Exhibit No. 99.1
News Release

CMC REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2026 RESULTS

•Fiscal 2026 net earnings of $655.8 million. Consolidated core EBITDA increased to $1.4 billion, from $837.3 million in fiscal 2025. Core EBITDA margin increased by 380 basis points to 14.5%.
•Fourth quarter net earnings of $212.5 million, or $1.91 per diluted share, and adjusted earnings of $233.6 million, or $2.09 per diluted share
•Fourth quarter consolidated core EBITDA increased 35.1% year-over-year to $393.7 million and core EBITDA margin increased by 100 basis points to 14.8%
•Improved results were driven by strong growth in the North America Steel Group, the inclusion of the acquired precast operations, and benefits from Transform, Advance, Grow (“TAG”) initiatives
•Precast integration on track
•Reduced net leverage adjusted for acquisitions1 to below 2x target

Irving, TX - October 15, 2026 - CMC (NYSE: CMC) (the "Company") today announced financial results for its fiscal fourth quarter and fiscal year ended August 31, 2026.

CEO Commentary
“Fiscal 2026 marked a transformational step forward for CMC. We continued to build organizational strength and enhance margin durability in our early-stage construction portfolio through our precast acquisitions, our successful TAG program, and our key growth investments, including our West Virginia micro mill. We also established a clear roadmap to fiscal 2029, setting ambitious and achievable targets with a focus on delivering long-term shareholder value,” said Peter Matt, President and Chief Executive Officer. "Our fourth quarter core EBITDA performance delivered solid year-over-year growth, driven by strong execution of our North American steel franchise and continued momentum of enterprise-wide TAG benefits. While broader demand conditions remain supportive, residential softness weighed on precast results in the period. With backlogs near record levels, a differentiated portfolio of solutions, and multiple value creation levers, we are well-positioned to deliver strong financial results and achieve our strategic goals in fiscal 2027."

1 Net leverage adjusted for acquisitions is a non-GAAP financial measure and is defined as net debt divided by modified consolidated EBITDA, both of which are also non-GAAP financial measures. Net debt is calculated as total debt minus cash and cash equivalents. Modified consolidated EBITDA is calculated as adjusted EBITDA for the trailing 12-month period, adjusted to (a) eliminate the impact of approximately $15.4 million of interest expense related to the judgment in the Pacific Steel Group litigation, (b) eliminate actual results from the precast business since the respective acquisition dates and (c) include $212 million of annualized EBITDA contribution from the precast business. Reconciliations to the most directly comparable measures prepared and presented in accordance with GAAP can be found in the financial tables that follow.

(CMC Fourth Quarter Fiscal 2026 - 2)

Fourth Quarter Operational and Financial Highlights

	Three Months Ended
(in thousands, except per share data)	8/31/2026	5/31/2026	8/31/2025	QoQ Change	YoY Change
Net sales	$2,658,334	$2,483,245	$2,114,518	7.1%	25.7%
Net earnings	$212,520	$173,015	$151,781	22.8%	40.0%
Core EBITDA	$393,658	$353,596	$291,441	11.3%	35.1%
Core EBITDA margin	14.8%	14.2%	13.8%	60bps	100bps
Net earnings per diluted share	$1.91	$1.55	$1.35	23.2%	41.5%
Adjusted earnings	$233,590	$193,025	$154,965	21.0%	50.7%
Adjusted earnings per diluted share	$2.09	$1.73	$1.37	20.8%	52.6%

For the fourth quarter of fiscal 2026, the Company reported consolidated net earnings of $212.5 million or $1.91 per diluted share, up from $1.35 in the prior year period, due in part to a lower effective tax rate. Adjusted earnings were $233.6 million, or $2.09 per diluted share, an increase of 52.6% on a per-share basis versus the comparable prior year period.
Consolidated core EBITDA for the fiscal fourth quarter increased 35.1% year-over-year to $393.7 million, while core EBITDA margins expanded 100 basis points to 14.8%, driven by metal margin expansion and the inclusion of the higher-margin precast business. Relative to the fiscal third quarter, 11.3% core EBITDA growth was led by the North America Steel Group, where stronger margins and volume growth drove 60 basis points of core EBITDA margin expansion.

Business Segments - Fiscal Fourth Quarter 2026 Review

North America Steel Group
Fourth quarter North America Steel Group adjusted EBITDA increased 32.6% year-over-year to $317.5 million, while adjusted EBITDA margin increased to 16.4%, up from 14.8% in the prior year period. Segment performance reflects a combination of higher average selling price for steel products, merchant bar-led volume growth, and ongoing benefits from the Company’s TAG program.
Compared with the prior year period, metal margins increased $84 per ton to $652. Sequentially, metal margins improved by $42 per ton, driven primarily by a $32 per ton increase in average selling price while scrap costs declined $10 per ton. Sequential pricing growth reflects a balanced supply-demand environment, continued momentum in rebar and MBQ pricing, and ongoing commercial discipline.
Finished goods shipment volumes for the North America Steel Group increased 5.3% versus the prior year period. Merchant bar shipment volumes surged 27.5% year-over-year, and 16.0% sequentially, driven by continued strength in industrial applications, including data center-related activity, as well as our expanded merchant bar production capabilities at the Arizona 2 micro mill. Taken together, rebar and downstream product shipment volumes were essentially flat year-over-year and up 4.4% sequentially, reflecting our commercial discipline as well as our

(CMC Fourth Quarter Fiscal 2026 - 3)

differentiated capabilities that position us well to meet the complexity associated with large-scale megaproject demand.
Market conditions remain solid, with demand strength across the energy build-out, semiconductor manufacturing, industrial manufacturing, and key public infrastructure markets. These conditions have contributed to a healthy and growing backlog, with downstream backlog volumes increasing 5.0% sequentially and 15.5% year-over-year. Similarly, backlog pricing continues to trend higher, reflecting disciplined execution, healthy demand, and our differentiated market position across core end markets.

Construction Solutions Group
Construction Solutions Group ("CSG") fourth quarter net sales increased 94.5% to $431.4 million and adjusted EBITDA of $101.7 million was up 100.9% year-over-year. Adjusted EBITDA margin of 23.6% was up 80 basis points relative to the prior year period. In the period, precast sales and adjusted EBITDA were $190.8 million and $57.0 million, respectively. Precast adjusted EBITDA fell below management's prior expectations, primarily due to regional residential softness, which reduced volumes and created regional margin mix headwinds. Precast shipments decreased year-over-year with weakness in the Southeast that more than offset strong shipment growth in the Mid-Atlantic. Underlying precast demand remains healthy, with strong momentum in non-residential and infrastructure end markets. In the fourth quarter, bookings were up year-over-year and up 12.6% sequentially. Backlog increased roughly 3% from the prior year and nearly 4% from the fiscal third quarter, and average selling price continued to move higher, reflecting solid market fundamentals. These indicators reinforce our confidence in the outlook for the precast business and its ability to deliver higher growth, greater earnings stability, and stronger returns for CMC in 2027.
Tensar delivered results that were largely consistent with both the prior quarter and the year-ago period, capping off a strong fiscal 2026 in which profitability increased approximately 50%. Performance was driven by favorable construction activity across several key end markets, including data centers, energy, and infrastructure. Construction Services and Impact Metals also delivered strong revenue and adjusted EBITDA growth year on year. Performance Reinforcing Steel's results were lower due to a significant unplanned outage at Galvabar that impacted shipments during the quarter. Encouragingly, bookings, backlogs and pricing trends for that business remain strong, and the operational flexibility coming from the second Galvabar line, which will be commissioned later in calendar 2026, will further enhance our ability to serve demand and support future growth.

Europe Steel Group
For the fourth quarter, Europe Steel Group generated adjusted EBITDA of $15.6 million, versus $39.1 million in the prior year period, with the year-over-year comparison impacted by a $30.7 million CO₂ credit recognized in the prior year, while no credit was recognized in the current period. Metal margin expanded by $32 per ton year-over-year as average selling price increased $44 per ton and outpaced scrap costs, which increased $12 per ton over the same period. Finished goods shipment volumes for the Europe Steel Group increased 0.8% as lower rebar volumes were more than offset by strong growth in merchant bar and wire rod. Improved trade policies via the

(CMC Fourth Quarter Fiscal 2026 - 4)

EU Carbon Border Adjustment Mechanism ("CBAM") as well as the tariff-rate quota ("TRQ") system implemented July 1, 2026 are supporting a more constructive operating environment. Combined with gradually improving end-market demand trends, these developments reinforce our confidence in a return to mid-cycle performance levels.

Balance Sheet & Capital Allocation
As of August 31, 2026, cash, cash equivalents and restricted cash totaled $778.9 million and available liquidity was over $2.0 billion. Net leverage adjusted for acquisitions ended the quarter at 1.9x reflecting strong cash generation and balance sheet discipline.
During the quarter, CMC repurchased 383,333 shares of common stock valued at $26.7 million in the aggregate. As of August 31, 2026, $702.1 million remained available under the current share repurchase authorization.
On October 13, 2026, the board of directors declared a quarterly dividend of $0.20 per share of CMC common stock payable to stockholders of record on October 28, 2026. The dividend, to be paid on November 11, 2026, will mark the 248th consecutive quarterly payment by the Company.

Outlook
Mr. Matt added, “We expect fiscal 2027 will be another strong year for CMC, supported by a healthy and balanced market backdrop and the growing contribution from our value creation levers, including TAG, our growth investments, and an evolving early-stage construction portfolio. Our focus remains on delivering profitable growth, improving free cash flow generation, enhancing shareholder returns, and, above all, continuing to advance our strategic agenda for a stronger CMC."
For the first quarter of fiscal 2027, we continue to expect healthy operating performance across the portfolio with normal seasonal factors and input cost dynamics to impact results sequentially:
•For the North America Steel Group, improved pricing is expected to largely offset higher scrap costs, startup expenses, and a slight seasonal decline in shipments, resulting in adjusted EBITDA that is expected to be nearly flat in comparison to the fourth quarter.
•Within the Construction Solutions Group, adjusted EBITDA is expected to be down sequentially reflecting typical seasonal trends impacting the end market activity of this segment.
•Meaningful sequential growth in adjusted EBITDA is anticipated for the Europe Steel Group with the first quarter benefiting from improving operating conditions and a CO2 credit.

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2026 conference call today, Thursday, October 15, 2026 at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available

(CMC Fourth Quarter Fiscal 2026 - 5)

for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is a Fortune 500 company headquartered in Irving, Texas, and a leading provider of early-stage construction solutions that support the foundational phases of modern infrastructure and building projects. Founded in 1915, CMC has grown from a single-site recycling operation to one of the largest U.S. manufacturers of steel reinforcing bar ("rebar"), a leading producer of subgrade soil stabilization and foundation enhancement solutions and a major supplier of concrete pipe and precast products.

Through an extensive manufacturing network primarily located in the United States and Central Europe, with strategic operations in the United Kingdom, Europe and Asia, CMC serves infrastructure, non-residential, residential, industrial and energy markets. While often unseen, CMC’s products are essential to highways, bridges, airports, commercial buildings and other critical structures that support everyday life.

(CMC Fourth Quarter Fiscal 2026 - 6)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to the expected performance of our recently acquired precast platform, general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, backlog volumes, the ability to operate our steel mills at full capacity, particularly during periods of domestic mill start-ups, the future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Construction Solutions Group segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, the effects of CBAM and other EU trade measures on European demand and pricing, capital expenditures, tax credits, the timing, amount and recurrence of CO2 or emissions-related credits, our liquidity and our ability to satisfy future liquidity requirements, our ability to achieve our stated deleveraging target within the anticipated timeframe, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initiatives, including our TAG operational and commercial excellence program, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the date this news release. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the U.S. Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2025, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of additional steelmaking capacity expected to come online from a number of ongoing electric arc furnace projects in the U.S.; the impact of geopolitical conditions,

(CMC Fourth Quarter Fiscal 2026 - 7)

including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; our ability to successfully execute our TAG operational and commercial excellence program and other transformation initiatives, including the realization of anticipated benefits within the expected timeframes; attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the Pacific Steel Group litigation and other legal proceedings; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Fourth Quarter Fiscal 2026 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands, except per ton amounts)	8/31/2026	5/31/2026	2/28/2026	11/30/2025	8/31/2025	8/31/2026	8/31/2025
North America Steel Group
Net sales to external customers	$1,939,404	$1,789,381	$1,608,321	$1,661,058	$1,616,078	$6,998,164	$6,083,849
Adjusted EBITDA	317,473	253,487	269,674	293,906	239,416	1,134,540	742,485
Adjusted EBITDA margin	16.4%	14.2%	16.8%	17.7%	14.8%	16.2%	12.2%

External tons shipped
Raw materials	460	482	358	384	374	1,684	1,410
Rebar	507	482	481	544	544	2,014	2,130
Merchant bar and other	311	268	235	251	244	1,065	992
Steel products	818	750	716	795	788	3,079	3,122
Downstream products	397	384	335	350	366	1,466	1,375

Average selling price per ton
Raw materials	$981	$873	$985	$900	$881	$935	$876
Steel products	1,021	989	974	939	882	981	842
Downstream products	1,288	1,260	1,242	1,236	1,214	1,258	1,226

Cost of raw materials per ton	$754	$660	$741	$648	$649	$701	$661
Cost of ferrous scrap utilized per ton	$369	$379	$351	$318	$314	$354	$333

Steel products metal margin per ton	$652	$610	$623	$621	$568	$627	$509

Construction Solutions Group
Net sales to external customers	$431,375	$394,574	$314,425	$198,277	$221,753	$1,338,651	$747,486
Adjusted EBITDA	101,725	97,411	53,420	39,581	50,630	292,137	137,721
Adjusted EBITDA margin	23.6%	24.7%	17.0%	20.0%	22.8%	21.8%	18.4%

Europe Steel Group
Net sales to external customers	$281,222	$291,235	$200,014	$247,650	$263,294	$1,020,121	$918,320
Adjusted EBITDA	15,586	34,665	(1,428)	10,929	39,098	59,752	69,282
Adjusted EBITDA margin	5.5%	11.9%	(0.7)%	4.4%	14.8%	5.9%	7.5%

External tons shipped
Rebar	106	136	69	119	117	430	412
Merchant bar and other	271	265	215	243	257	994	944
Steel products	377	401	284	362	374	1,424	1,356

Average selling price per ton
Steel products	$712	$697	$672	$651	$668	$684	$647

Cost of ferrous scrap utilized per ton	$363	$367	$356	$345	$351	$359	$357

Steel products metal margin per ton	$349	$330	$316	$306	$317	$325	$290

(CMC Fourth Quarter Fiscal 2026 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands)	8/31/2026	5/31/2026	2/28/2026	11/30/2025	8/31/2025	8/31/2026	8/31/2025
Net sales to external customers
North America Steel Group	$1,939,404	$1,789,381	$1,608,321	$1,661,058	$1,616,078	$6,998,164	$6,083,849
Construction Solutions Group	431,375	394,574	314,425	198,277	221,753	1,338,651	747,486
Europe Steel Group	281,222	291,235	200,014	247,650	263,294	1,020,121	918,320
Corporate and Other	6,333	8,055	9,258	13,322	13,393	36,968	48,825
Total net sales to external customers	$2,658,334	$2,483,245	$2,132,018	$2,120,307	$2,114,518	$9,393,904	$7,798,480

Adjusted EBITDA
North America Steel Group	$317,473	$253,487	$269,674	$293,906	$239,416	$1,134,540	$742,485
Construction Solutions Group	101,725	97,411	53,420	39,581	50,630	292,137	137,721
Europe Steel Group	15,586	34,665	(1,428)	10,929	39,098	59,752	69,282
Corporate and Other	(52,356)	(49,654)	(70,410)	(55,848)	(50,716)	(228,268)	(508,765)
Total adjusted EBITDA	$382,428	$335,909	$251,256	$288,568	$278,428	$1,258,161	$440,723

(CMC Fourth Quarter Fiscal 2026 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except share and per share data)	2026	2025	2026	2025
Net sales	$2,658,334	$2,114,518	$9,393,904	$7,798,480
Costs and operating expenses:
Cost of goods sold	2,156,827	1,721,710	7,642,218	6,578,324
Selling, general and administrative expenses	230,857	180,218	881,961	700,234
Interest expense	37,356	12,145	143,337	45,498
Litigation expense	3,776	3,776	15,356	362,272
Asset impairments	21	3,436	21	4,607
Net costs and operating expenses	2,428,837	1,921,285	8,682,893	7,690,935
Earnings before income taxes	229,497	193,233	711,011	107,545
Income tax expense	16,977	41,452	55,162	22,883
Net earnings	$212,520	$151,781	$655,849	$84,662

Earnings per share:
Basic	$1.92	$1.36	$5.92	$0.75
Diluted	1.91	1.35	5.86	0.74

Cash dividends per share	$0.20	$0.18	$0.76	$0.72
Average basic shares outstanding	110,570,463	111,677,574	110,857,469	112,994,381
Average diluted shares outstanding	111,542,800	112,705,122	111,864,867	114,086,750

(CMC Fourth Quarter Fiscal 2026 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	August 31, 2026	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$775,676	$1,043,252
Restricted cash	3,174	2,652
Accounts receivable (less allowance for doubtful accounts of $3,867 and $3,186)	1,440,260	1,200,881
Income tax receivable	131,557	799
Inventories	1,104,719	934,310
Prepaid and other current assets	352,441	312,924
Total current assets	3,807,827	3,494,818
Property, plant and equipment:
Land	246,300	170,823
Buildings and improvements	1,626,950	1,206,672
Equipment	4,172,111	3,477,813
Construction in process	188,637	449,616
	6,233,998	5,304,924
Less accumulated depreciation and amortization	(2,780,284)	(2,562,151)
Property, plant and equipment, net	3,453,714	2,742,773
Intangible assets, net	431,681	210,815
Goodwill	2,138,616	386,846
Other noncurrent assets	426,059	336,582
Total assets	$10,257,897	$7,171,834
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$540,901	$358,373
Accrued contingent litigation-related loss	377,251	362,272
Other accrued expenses and payables	642,946	493,879
Current maturities of long-term debt	67,147	44,289
Total current liabilities	1,628,245	1,258,813
Deferred income taxes	354,298	184,645
Other noncurrent liabilities	264,420	225,044
Long-term debt	3,313,728	1,310,006
Total liabilities	5,560,691	2,978,508
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 110,316,995 and 111,189,136 shares	1,290	1,290
Additional paid-in capital	423,334	406,916
Accumulated other comprehensive loss	(29,175)	(25,251)
Retained earnings	5,078,714	4,507,114
Less treasury stock, 18,743,669 and 17,871,528 shares at cost	(777,231)	(697,003)
Stockholders' equity	4,696,932	4,193,066
Stockholders' equity attributable to non-controlling interests	274	260
Total stockholders' equity	4,697,206	4,193,326
Total liabilities and stockholders' equity	$10,257,897	$7,171,834

(CMC Fourth Quarter Fiscal 2026 - 12)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended August 31,
(in thousands)	2026	2025
Cash flows from (used by) operating activities:
Net earnings	$655,849	$84,662
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	395,921	285,877
Stock-based compensation	43,932	37,053
Write-off of committed financing fees	11,563	—
Deferred income taxes and other long-term taxes	158,351	(98,304)
Write-down of inventory	333	2,473
Unrealized loss (gain) on undesignated commodity hedges	7,871	(2,804)
Unrealized loss (gain) on undesignated foreign exchange hedges	5,091	(5,453)
Amortization of debt issuance costs	4,812	1,529
Asset impairments	21	4,607
Net loss (gain) on sale of net assets	(741)	1,827
Litigation expense	15,356	362,272
Settlement of New Markets Tax Credit transaction	—	(2,786)
Other	2,110	5,568
Changes in operating assets and liabilities	(241,506)	38,549
Net cash flows from operating activities	1,058,963	715,070
Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(2,516,424)	—
Capital expenditures	(579,844)	(402,821)
Proceeds from government assistance related to property, plant and equipment	15,000	50,000
Proceeds from the sale of property, plant and equipment	11,250	5,758
Proceeds from insurance	9,602	2,237
Other	(1,698)	(1,946)
Net cash flows used by investing activities	(3,062,114)	(346,772)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	1,985,000	147,724
Repayments of long-term debt	(47,689)	(41,480)
Debt issuance costs	(8,489)	(622)
Committed financing fees	(11,563)	—
Proceeds from accounts receivable facilities	173,257	35,979
Repayments under accounts receivable facilities	(164,328)	(35,979)
Treasury stock acquired	(102,811)	(198,822)
Tax withholdings related to share settlements, net of purchase plans	(3,111)	(8,823)
Dividends	(84,249)	(81,433)
Contribution from non-controlling interest	14	12
Net cash flows from (used by) financing activities	1,736,031	(183,444)
Effect of exchange rate changes on cash	66	1,495
Increase (decrease) in cash and cash equivalents	(267,054)	186,349
Cash, restricted cash and cash equivalents at beginning of period	1,045,904	859,555
Cash, restricted cash and cash equivalents at end of period	$778,850	$1,045,904

(CMC Fourth Quarter Fiscal 2026 - 13)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment "Settlement of New Markets Tax Credit transactions" represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. The adjustment "Litigation expense" represents a provision recorded in the three months ended November 30, 2024 related to the judgment in the Pacific Steel Group litigation and, with respect to subsequent periods, primarily represents interest expense on the judgment amount. The adjustments “Acquisition and integration related costs” and "Acquisition, integration and financing related costs" represent nonrecurring fees associated with the Foley Products Company, LLC (“Foley”) and Concrete Pipe and Precast, LLC (“CP&P”) acquisitions. The adjustment "Purchase accounting effect on inventory" represents a one time fair value adjustment on inventory associated with the Foley and CP&P acquisitions. The adjustment "Amortization of acquired contract backlog" represents the amortization of the contract backlog intangible asset from the Foley and CP&P acquisitions.

Net leverage adjusted for acquisitions is a non-GAAP financial measure and is defined as net debt divided by modified consolidated EBITDA, both of which are also non-GAAP financial measures. Net debt is calculated as total debt minus cash and cash equivalents. Modified consolidated EBITDA is calculated as adjusted EBITDA for the trailing 12-month period, adjusted to (a) eliminate the impact of approximately $15.4 million of interest expense related to the judgment in the Pacific Steel Group litigation, (b) eliminate actual results from the precast business since the respective acquisition dates and (c) include $212 million of annualized EBITDA contribution from the precast business. The estimated annualized EBITDA contribution from the precast business was derived by annualizing the precast business’s actual results from the respective acquisition dates through August 31, 2026. The calculation also excludes the impact of the purchase accounting effect on inventory. The annualized figure assumes that the precast platform’s results for the post-acquisition period are representative of a full fiscal year. The figure does not reflect actual results the precast platform generated or will generate in any 12-month period, and it was not prepared in accordance with Article 11 of Regulation S-X. Results for future periods may differ materially.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives to, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Furthermore, management believes net leverage adjusted for acquisitions provide useful information to investors, analysts, creditors and other interested parties about the Company's financial condition. Management uses non-GAAP financial measures to evaluate financial performance and, more specifically, uses net leverage adjusted for acquisitions to monitor the Company's balance sheet and make capital allocation decisions. We have not reconciled the forward-looking estimates of TAG-related EBITDA benefits to comparable GAAP measures because applicable information for future periods, on which these reconciliations would be based, is not readily available due to uncertainty regarding, and the potential variability of metal margins, U.S. trade policy, cost levels of key production inputs, construction activity and related product demand and other factors. Accordingly, reconciliations of the forward-looking estimates of TAG-related EBITDA benefits to net earnings are not available at this time without unreasonable effort.

(CMC Fourth Quarter Fiscal 2026 - 14)

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2026	5/31/2026	2/28/2026	11/30/2025	8/31/2025	8/31/2026	8/31/2025
Net earnings	$212,520	$173,015	$93,032	$177,282	$151,781	$655,849	$84,662
Interest expense	37,356	40,205	40,928	24,848	12,145	143,337	45,498
Income tax expense	16,977	15,824	16,708	5,653	41,452	55,162	22,883
Depreciation and amortization	113,210	107,422	102,567	72,722	72,480	395,921	285,877
Asset impairments	21	—	—	—	3,436	21	4,607
Unrealized (gain) loss on undesignated commodity hedges	2,344	(557)	(1,979)	8,063	(2,866)	7,871	(2,804)
Adjusted EBITDA	382,428	335,909	251,256	288,568	278,428	1,258,161	440,723
Non-cash equity compensation	6,506	11,384	14,806	11,236	9,237	43,932	37,053
Settlement of New Markets Tax Credit transactions	—	—	—	—	—	—	(2,786)
Litigation expense	3,776	3,778	4,067	3,735	3,776	15,356	362,272
Acquisition and integration related costs	948	2,525	20,605	13,379	—	37,457	—
Purchase accounting effect on inventory	—	—	6,739	—	—	6,739	—
Core EBITDA	$393,658	$353,596	$297,473	$316,918	$291,441	$1,361,645	$837,262

Net sales	$2,658,334	$2,483,245	$2,132,018	$2,120,307	$2,114,518	$9,393,904	$7,798,480
Core EBITDA margin	14.8%	14.2%	14.0%	14.9%	13.8%	14.5%	10.7%

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Year Ended
(in thousands, except per share data)	8/31/2026	5/31/2026	2/28/2026	11/30/2025	8/31/2025	8/31/2026	8/31/2025
Net earnings	$212,520	$173,015	$93,032	$177,282	$151,781	$655,849	$84,662
Asset impairments	21	—	—	—	3,436	21	4,607
Settlement of New Markets Tax Credit transactions	—	—	—	—	—	—	(2,786)
Litigation expense	3,776	3,778	4,067	3,735	3,776	15,356	362,272
Unrealized (gain) loss on undesignated commodity hedges	2,344	(557)	(1,979)	8,063	(2,866)	7,871	(2,804)
Acquisition, integration and financing related costs	948	2,525	20,605	24,942	—	49,020	—
Amortization of acquired contract backlog	19,750	19,750	17,729	—	—	57,229	—
Purchase accounting effect on inventory	—	—	6,739	—	—	6,739	—
Total adjustments (pre-tax)	$26,839	$25,496	$47,161	$36,740	$4,346	$136,236	$361,289
Related tax effects on adjustments	(5,769)	(5,486)	(10,046)	(7,846)	(1,162)	(29,147)	(88,668)
Adjusted earnings	$233,590	$193,025	$130,147	$206,176	$154,965	$762,938	$357,283
Net earnings per diluted share(1)	$1.91	$1.55	$0.83	$1.58	$1.35	$5.86	$0.74
Adjusted earnings per diluted share	$2.09	$1.73	$1.16	$1.84	$1.37	$6.82	$3.13
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(1) Net earnings per diluted share is calculated independently for each three month period and may not sum to the year to date period due to rounding.

(CMC Fourth Quarter Fiscal 2026 - 15)

As described above, net leverage adjusted for acquisitions represents net debt divided by modified consolidated EBITDA. Reconciliations of (i) net earnings to modified consolidated EBITDA and (ii) long-term debt to net debt are provided below:

Modified Consolidated EBITDA (as used in the calculation of net leverage adjusted for acquisitions)	Year Ended
(in thousands)	8/31/2026
Net earnings	$655,849
Interest expense	143,337
Income tax expense	55,162
Depreciation and amortization	395,921
Asset impairments	21
Unrealized loss on undesignated commodity hedges	7,871
Adjusted EBITDA	1,258,161
Plus: Litigation expense	15,356
Less: Precast EBITDA contribution (actual)	143,540
Plus: Annualized precast EBITDA contribution	212,159
Modified consolidated EBITDA	$1,342,136

Net Debt (as used in the calculation of net leverage adjusted for acquisitions)	8/31/2026
Long-term debt	$3,313,728
Plus: Current maturities of long-term debt	67,147
Less: Short-term borrowings	8,642
Total debt	3,372,233
Less: Cash and cash equivalents	775,676
Net debt	$2,596,557

Net leverage adjusted for acquisitions	1.9

Investor Relations Contact:
Andy Larkin
(720) 618-6013